EXHIBIT 10.14

               AMENDMENT TO MUTUAL RELEASE AND
                    SETTLEMENT AGREEMENT


     AMENDMENT TO MUTUAL RELEASE AND SETTLEMENT AGREEMENT, made as of June 24, 1997 (the "Amendment"), by and between Pharmhouse Corp. ("Pharmhouse"), Rx Realty Corp. ("Rx Realty"), their respective affiliates and successors (jointly and severally the "Pharmhouse Entities") and F.W. Woolworth Co. and Woolworth Corporation and their respective affiliates and successors (collectively "Woolworth").

                           WITNESSETH:

     WHEREAS, the parties hereto have heretofore entered into the certain Mutual Release and Settlement Agreement, dated January 31, 1997 (the "Settlement Agreement"):

     WHEREAS, the Pharmhouse Entities and Woolworth hereby wish to amend the Settlement Agreement in certain respects, as hereinafter provided.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained in the Settlement Agreement and this Amendment, the parties hereto agree that the Settlement Agreement is amended as follows:

     1. Regarding the Option Leases (as such term is defined in the Settlement Agreement) for the stores known as #3014, Capital City Plaza, Camp Hill, Pennsylvania; #3019, Colonial Common Shopping Center, Harrisburg, Pennsylvania; #3026, Hills Plaza, Dewitt, New York; and #3035 Carousel Commons, Syracuse, New York, the parties agree that effective August 1, 1997:

     (a) The Pharmhouse Entities shall remain in possession of each of the stores referenced above subject to Paragraph
       1(c) hereof.

     (b) Woolworth shall continue to accommodate the payment of current rent and other fixed monthly sums, as required under the Settlement Agreement, on the same basis as prior to July 31, 1997, except that the Pharmhouse Entities shall contribute toward the monthly accommodation payments by permitting Woolworth to deduct therefrom, the following amounts:

               (i)  #3014, Capital City Plaza, Camp Hill
                    Pennsylvania, - $10,000.00/per month;

               (ii) #3019, Colonial Common Shopping Center
                    Harrisburg, Pennsylvania - $7,500.00/per month;

               (iii)     #3026, Hills Plaza, Dewitt, New
          York
                    $6,500.00 per month; and

               (iv) #3035, Carousel Mall, Syracuse, New York
                    $15,000.00/per month

     (c) Either the Pharmhouse Entities or Woolworth shall be permitted to terminate any or all of the leases for the stores referenced above at any time upon not less than seventy-five (75) days prior written notice to the other. Notwithstanding the foregoing to the contrary, Woolworth shall be permitted to terminate any or all of the leases for the stores referenced above at least sixty (60) days prior written notice to the Pharmhouse Entities, if Woolworth has sublet or assigned the premises to a third party or entered into an agreement with a landlord for the termination or entered into an agreement with a landlord for the termination of a lease who, as a condition to taking such space by assignment, sublet or termination requires possession of the premises prior to the expiration of such seventy-five (75) day notice period and confirms such requirement in a letter sent to the Pharmhouse Entities.

     2. Market Fair North Shopping Center, Clay, New York, (store #3025) shall be reassigned to Woolworth on or before August 31, 1997 and Woolworth shall continue to make payments for the month of August 1997, to accommodate the current rent and other fixed monthly sums, as provided in the Settlement Agreement with respect to store #3025, on the same basis as prior to July 31, 1997. Except for the foregoing, store #3025 will be reassigned to Woolworth in accordance with the terms and conditions of the Settlement Agreement.

     3. Exhibit G to the Settlement Agreement is hereby amended as set forth in the revised Exhibit G, attached hereto and made a part hereof. The Pharmhouse Entities shall pay to Woolworth upon execution of this Amendment all unpaid rents, less offsets, as set forth in the revised
Exhibit G.

     4. Except as specifically provided herein and in Pharmhouse's letters of May 29, 1997 and June 10, 1997 regarding the return of store #3015 in Albany, New York, the Settlement Agreement shall remain in full force and effect in accordance with its express terms.

     5. Upon the full execution and delivery of this Amendment, this Amendment shall supersede that certain letter delivered to Woolworth by the Pharmhouse Entities dated June 11, 1997, with respect to the reassignment of the Option Leases (as such term is defined in the Settlement Agreement).


     IN WITNESS WHEREOF, the parties hereto have been duly executed this Amendment as of the day and year first above written.

                         F.W. WOOLWORTH CO.


                         By:  /s/ John H. Cannon
                              --------------------------
                              Name: John H. Cannon
                              Title: Vice President


                         WOOLWORTH CORPORATION


                         By:  /s/ John H. Cannon
                              ------------------------------
-
                              Name: John H. Cannon
                              Title: Vice President


                         PHARMHOUSE CORP.


                         By:  /s/ Marcie B. Davis
                              ------------------------------
-
                              Name: Marcie B. Davis
                              Title: Executive Vice
President


                              RX REALTY CORP.


                              By:   /s/ Marcie B. Davis
                              ------------------------------
-
                              Name: Marcie B. Davis
                              Title: Executive Vice
President